Exhibit 99.1

Media and Investor Contact:

Wendy Kelley

investorrelations@wd40.com

+1-619-275-9304

WD-40 Company to Record Reserve for Uncertain Tax Position

SAN DIEGO – July 29, 2019 ― WD-40 Company (NASDAQ:WDFC) today announced that it will record a reserve for an uncertain tax position in the fourth quarter of its fiscal year 2019 which will result in a reduction of approximately $8.7 million, inclusive of accrued interest of approximately $0.4 million, in the Company’s earnings for the fourth quarter and the fiscal year ending August 31, 2019.

“Following the U.S. Treasury Department’s recent publication of final regulations pertaining to the application of provisions of the Tax Cuts and Jobs Act for calculation of the one-time toll tax on unremitted foreign earnings, our internal tax department together with outside tax advisors recently concluded an assessment of the final regulations and the impact of the issuance of those regulations on the Company’s tax position,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer. “In our recently filed quarterly report on Form 10-Q, we noted that the final regulations are inconsistent with our tax position relating to the one-time toll tax. Based on our review of the final regulations and other relevant considerations, we have concluded that it is appropriate to record a reserve for an uncertain tax position relating to our determination of the toll tax as reported on our tax return for fiscal year 2018.”

These developments have prompted the Company to lower its fiscal year 2019 guidance for net income and diluted earnings per share by approximately $8.7 million and $0.63 per share, respectively, based on an estimated 13.8 million weighted average shares outstanding.

WD-40 Company expects to schedule its fourth quarter and full fiscal year 2019 earnings conference call on Thursday, October 17, 2019 at 2:00 p.m. PDT.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2018 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

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